Exhibit 99.1

Medtronic Settles Patent Dispute With Cytomedix

      --Receives License for Key Patent on Use of Platelet Releasates for Tissue Healing--

      ROCKVILLE, Maryland - April 26, 2005 - Cytomedix, Inc. (OTCBB: CYME) today announced that Medtronic, Inc. (NYSE:MDT) has agreed to settle a patent dispute and has been granted a license for its key 'Knighton' patent (US Patent No. 5,165,938 and corresponding patents in other countries) for all applications of its autologous platelet releasate therapy.

      The company indicated that it expects to receive significant revenues over the life of the patent as a result of this licensing agreement. This agreement represents settlement of a suit that Cytomedix had filed against Medtronic, which will now be dismissed.

      Dr. Kshitij Mohan, chief executive officer of Cytomedix said, "This settlement represents another important milestone in Cytomedix's evolution. This licensing agreement is an important part of the company's strategy to share its technology with partners who can expand the market for platelet-gel therapy in a variety of clinical applications. We believe that by sharing our technology under licensing arrangements, we can facilitate new studies and clinical trials, and broaden use to address critical clinical needs that are currently not fully met."

      He added that Cytomedix is continuing to conduct its own multi-center, prospective, randomized, blinded and controlled clinical trial on diabetic foot ulcers utilizing its autologous platelet releasate therapy. "At the same time, we will continue to seek opportunities to negotiate agreements with other medical device manufacturers and health care organizations that are interested in licensing our technology," Mohan said,

      "Cytomedix will also continue to defend its patents in the courts if needed, supported by a team of well-respected attorneys from several leading law firms who are working with us on a contingency-fee basis," Mohan added.

ABOUT THE COMPANY

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well-controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. The increases in the revenues to be received over the life of the patents from the future sales of covered products by Medtronic, other licensees or Cytomedix is also uncertain. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.